UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
September 9, 2008
Date of Report (Date of earliest event reported)
PHAZAR CORP
(Exact name of registrant as specified in its charter)

Delaware	0-12866	75-1907070

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

101 S.E. 25TH AVENUE, MINERAL WELLS, TEXAS	76067

(Address of principal executive offices)	(Zip Code)
(940) 325-3301
Registrant’s telephone number, including area code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
9.01 Financial Statements and Exhibits
Signatures
EX-99.1 Press Release Dated September 15, 2008

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

            PHAZAR CORP, (Nasdaq: ANTP) today announced the appointment of Garland P. Asher as Chairman, President and Chief Executive Officer for the Company, effective September 9, 2008.  Mr. Asher has been a member of the Board of PHAZAR CORP, since October 9, 2007

            Mr. Asher has a distinguished and varied business career serving for five years as President/COO of Integration Concepts, Inc., a healthcare software firm.  Before that he was Vice President, Chief Administrative and Financial Officer of Intelligent Electronics, Inc., a major PC distributor, Vice President, CFO of InterTAN, Inc., a major consumer electronics retailer with more than 1,000 stores in six countries, and Director of Financial Planning, Tandy Corporation, now named Radio Shack Corporation.

            Mr. Asher holds a BA degree in Political Science from Randolph-Macon College and received an MBA in International Finance from the Wharton School of Commerce and Finance, Graduate Division, University of Pennsylvania.

            Under the terms of his employment agreement, Mr. Asher shall receive a salary of $171,000 per year as an employee of the Company’s wholly owned subsidiary, Antenna Products Corporation and participate in its employee benefit plans. In addition, Mr. Asher was granted options to purchase 160,000 shares of common stock of the Company under the Company’s 2006 Incentive Stock Option Plan at an exercise price of $4.12 per share. The options shall vest and become exercisable contingent upon the Company achieving certain sales and pretax income levels over a six year period.

Item 9.01.  Financial Statements and Exhibits

            (d)  Exhibits.

               99.1  Press release dated September 15, 2008

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHAZAR CORP
Date: September 15, 2008	By:	/s/ CLARK D. WRAIGHT
CLARK D. WRAIGHT
Vice President